As filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ARM Holdings plc
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

110 Fulbourn Road
Cambridge CB1 9NJ, United Kingdom
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

ARM Holdings plc Employee Equity Plan
ARM Holdings plc Deferred Annual Bonus Plan
ARM Holdings plc U.S. Employee Stock Purchase Plan
(Full Title of the Plans)

ARM, Inc.
141 Caspian Court
Sunnyvale, California 94089
(408) 734-5600
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

copies to:

Thomas J. Reid, Esq.
Davis Polk & Wardwell
99 Gresham Street
London EC2V 7NG, United Kingdom
(011) (44) (0) 207 418 1300
Fax (011) (44) (0) 207 418 1400

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Ordinary Shares of 0.05p each par value	70,000,000	$2.52	$176,400,000	$18,875

(1)	Represents the aggregate number of shares authorized for issuance under the ARM Holdings plc Employee Equity Plan, ARM Holdings plc Deferred Annual Bonus Plan and ARM Holdings plc U.S. Employee Stock Purchase Plan (collectively, the “Plans”).

(2)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average high and low sale price of the securities being registered hereby on the London Stock Exchange on May 2, 2006, translated at the Noon Buying Rate.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     This Registration Statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed on June 26, 2005.

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in Item 3(a) above.

(c)	The description of the Company’s American Depositary Shares evidenced by American Depositary Receipts, each representing three Ordinary Shares, and Ordinary Shares contained in the Company’s Registration Statement on Form 8A dated March 27, 1998, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

     All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Article 139 of ARM’s articles of association provides:

“139. Indemnity

     139.1 Subject to the provisions of and so far as may be consistent with the Statutes including the U.K. Companies Act 1985, the Uncertificated Securities Regulations 2001 and every other statute for the time being in force concerning companies and affecting the Company, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

     139.2 Without prejudice to paragraph 139.1 the Directors shall have the power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a Director or officer of any Relevant Company (as defined in paragraph 139.3 of this Article) or who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by any such person in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

     139.3 For the purpose of paragraph 139.2 “Relevant Company” shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body.”

        Sections 309A and 309B of the U.K. Companies Act 1985 (as inserted by Section 19 of the Companies (Audit, Investigations and Community Enterprise) Act 2004) provide as follows:

“309A. Provisions protecting directors from liability

(1)	This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)	Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)	Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of

(a) the company, or

(b) an associated company,

against any liability within subsection (1) is void.

This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)	Subsection (3) does not prevent a company from purchasing and maintaining for a director of

(a) the company, or

(b) an associated company

insurance against any liability within subsection (1).

(6)	In this section

‘associated company’, in relation to a company (‘C’), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

‘provision’ means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

“309B. Qualifying third party indemnity provisions

(1)	For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2)	Condition A is that the provision does not provide any indemnity against any liability incurred by the director

	(a)	to the company, or

	(b)	to any associated company.

(3)	Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay

	(a)	a fine imposed in criminal proceedings, or

	(b)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)	Condition C is that the provision does not provide any indemnity against any liability incurred by the director

	(a)	in defending any criminal proceedings in which he is convicted, or

	(b)	in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

	(c)	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely

		i.	section 144(3) or (4) (acquisition of shares by innocent nominee), or

		ii.	section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)	In paragraph (a), (b) or (c) of subsection (4)the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)	For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final

	(a)	if not appealed against, at the end of the period for bringing an appeal, or

	(b)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)	An appeal is disposed of

	(a)	if it is determined and the period for bringing any further appeal has ended, or

	(b)	if it is abandoned or otherwise ceases to have effect.

(8)	In this section ‘associated company’ and ‘provision’ have the same meaning as in section 309A.”

     Section 310 of the U.K. Companies Act 1985 (as amended by Section 137 of the U.K. Companies Act 1989 and Section 19 of the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides as follows:

“310. Provisions exempting officers and auditors from liability

(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company

(a)	from purchasing and maintaining for any such auditor insurance against any such liability, or

(b)	from indemnifying any such auditor against any liability incurred by him

	i.	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

	ii.	in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

Section 337A of the U.K. Companies Act 1985 (as inserted by Section 20 of the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides as follows:

“337A. Funding of director’s expenditure on defending proceedings

(1)	A company is not prohibited by section 330 from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him

	(a)	in defending any criminal or civil proceedings, or

	(b)	in connection with any application under any of the provisions mentioned in subsection (2).

(2)	The provisions are

	(a)	section 144(3) and (4) (acquisition of shares by innocent nominee), and

	(b)	section 727 (general power to grant relief in case of honest and reasonable conduct).

(3)	Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4)	Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than

	(a)	in the event of the director being convicted in the proceedings, the date when the conviction becomes final,

	(b)	in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or

	(c)	in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

(5)	For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final

	(a)	if not appealed against, at the end of the period for bringing an appeal, or

	(b)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(6)	An appeal is disposed of

	(a)	if it is determined and the period for bringing any further appeal has ended, or

	(b)	if it is abandoned or otherwise ceases to have effect.”

     Section 727 of the U.K. Companies Act 1985 provides as follows:

“727. Power of court to grant relief in certain cases:

(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

     ARM maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse ARM for amounts that it may be required or permitted by law to pay directors or officers of ARM. In addition, ARM has entered into indemnification agreements with its directors and certain officers pursuant to which ARM has agreed to indemnify each such individual for all liabilities they incur as a consequence of their agreement to be appointed as directors or officers of ARM or as a result of the discharge of their duties or exercise of their powers related to their agreement to be appointed as directors or officers of ARM.

Item 7. Exemption From Registration Claimed

      Not Applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Linklaters.

23.1	Consent of Linklaters (Included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Cambridge, United Kingdom.

24.1	Powers of Attorney (included on signature page hereto).

99.1	ARM Holdings plc Employee Equity Plan.

99.2	ARM Holdings plc Deferred Annual Bonus Plan.

99.3	ARM Holdings plc U.S. Employee Stock Purchase Plan.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge in the United Kingdom on May 8, 2006.

ARM HOLDINGS PLC

By:	/s/ Warren East

	Name:	Warren East
	Title:	Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Warren East, Tim Score and Patricia Alsop as his true and lawful attorneys-in-fact, each with power of substitution, in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Warren East	Chief Executive Officer and Director
May 8, 2006
Warren East

/s/ Sir Robin Saxby	Chairman
May 8, 2006
Sir Robin Saxby

/s/ Tim Score	Chief Financial Officer and Director
May 8, 2006
Tim Score

/s/ Tudor Brown	Chief Operating Officer and Director
May 8, 2006
Tudor Brown

/s/ Mike Inglis	Executive Vice President, Marketing and Director
May 8, 2006
Mike Inglis

/s/ Mike Muller	Chief Technology Officer and Director
May 8, 2006
Mike Muller

Signature	Title	Date

/s/ Simon Segars	Director
May 8, 2006
Simon Segars

/s/ Peter Cawdron	Director
May 8, 2006
Peter Cawdron

/s/ Doug Dunn	Director
May 8, 2006
Doug Dunn

/s/ Jeremy Scudamore	Director
May 8, 2006
Jeremy Scudamore

/s/ John Scarisbrick	Director
May 8, 2006
John Scarisbrick

/s/ Lucio L. Lanza	Director
May 8, 2006
Lucio L. Lanza

/s/ Mark R. Templeton	Director
May 8, 2006
Mark R. Templeton

/s/ Philip Rowley	Director
May 8, 2006
Philip Rowley

Authorized Representative in the United
States: ARM, Inc.

By:	/s/ Warren East
May 8, 2006
Name: Warren East
Title: Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Linklaters.

23.1	Consent of Linklaters (Included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Cambridge, United Kingdom.

24.1	Powers of Attorney (included on signature page hereto).

99.1	ARM Holdings plc Employee Equity Plan.

99.2	ARM Holdings plc Deferred Annual Bonus Plan.

99.3	ARM Holdings plc U.S. Employee Stock Purchase Plan.